DURCO INTERNATIONAL SHAREHOLDERS APPROVE MERGER
           WITH BW/IP, INC., CREATING FLOWSERVE CORPORATION



          DAYTON, OHIO - July 22, 1997 - Durco International Inc.
(NASDAQ: DURI) today announced that its shareholders have approved the merger of Durco International Inc. and BW/IP, Inc.

          The transaction was structured as a merger of equals which will be completed through a stock-for-stock exchange.

          Under the terms of the transaction, which is expected close immediately, Durco shareholders retained their shares and BW/IP shareholders received 0.6968 shares of Durco common stock for each previously owned share of BW/IP. Simultaneously shareholders approved changing the name of the company to Flowserve Corporation.

          Flowserve Corporation begins trading on the New York Stock Exchange on Wednesday, July 23, 1997, under the symbol "FLS".

          The company also announced the corporate officers and business units structure of the new Flowserve Corporation.

          Bernard G. Rethore, Chairman, President and Chief Executive Officer of BW/IP, Inc. will become Chairman and Chief Executive
Officer of Flowserve.

          William M. Jordan, Chairman, President and Chief Executive Officer of Durco International, will become President and Chief
Operating Officer of Flowserve, reporting to Rethore.


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          The company announced a corporate structure that will
include five business units. Each of the heads of the five business units will be a corporate vice president as well as president of his unit, reporting to Jordan.

         Thomas E. Haan has been named President of the Fluid
         Sealing Division.
         George A. Shedlarski has been named President of the Service Repair Division.
         Mark E. Vernon has been named President of the Industrial Products Division.
         Reid B. Wayman has been named President of the Flow
         Control Division.
         Howard D. Wynn has been named President of the Rotating Equipment Division.

          In addition, four corporate vice presidents will assume corporate staff responsibilities, reporting to Rethore.

         Bruce E. Hines has been named Vice President and Chief
         Financial Officer.
         Renee J. Hornbaker has been named Vice President and
         Chief Information and Development Officer.
         Cheryl D. McNeal has been named Vice President, Human
         Resources.
         Ronald F. Shuff has been named Vice President,
         Secretary and General Counsel.

          Rethore said that Dallas, Texas has been chosen as the site of the corporate headquarters for Flowserve Corporation. "When we looked at the locations of all the facilities of the combined companies and our major customers, Dallas made the most sense from the standpoint of efficient communications and travel," said Rethore. "We are in the process of obtaining office space and expect to begin relocating in December."

          Durco International Inc. is engaged in the design, manufacture and marketing of fluid handling equipment, primarily pumps, valves, control valves and mechanical seals, for the global process industry.

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          BW/IP International, Inc. is a worldwide supplier of
advanced-technology fluid transfer and control equipment, systems and services. Operating in 20 countries, the company produces highly engineered pumps and pumping equipment, precision mechanical seals, seal systems and accessories, and specialty valves and valve actuators.